Exhibit 99.1

For Immediate Release
DARLING INTERNATIONAL INC. ANNOUNCES
SECOND QUARTER 2008 RESULTS

    Irving, Texas , August 7, 2008:   Darling International Inc. (NYSE: DAR) today reported record second quarter net income of $24.1 million, or $0.29 per share and net income of $45.5 million, or $0.55 per share, for the six months ended June 28, 2008.  Sales and results of operations for the second quarter and six months ended as compared to the same periods of the prior year are as follows:

For the second quarter of 2008, the Company reported net sales of $220.9 million as compared to $159.4 million for the second quarter of 2007.  Higher finished product prices accounted for the majority of the $61.5 million increase.

Net income for the second quarter of 2008 increased to $24.1 million, or $0.29 per share, as compared to $9.5 million, or $0.12 per share, for the 2007 comparable period, for which the 2007 period included a $1.2 million charge related to a mass termination withdrawal liability arising from a multi-employer pension plan termination.  The remaining $13.4 million increase in net income for the second quarter resulted primarily from higher finished product prices; which were partially offset by higher energy costs for natural gas and diesel fuel.

Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, “We are very pleased with our second quarter results.  Our team continues to execute and capitalize on volatile commodity input and finished product markets.”

        For the six months ended June 28, 2008, the Company reported net sales of $422.8 million as compared to $298.0 million for the 2007 comparable period.  The $124.8 million increase in sales is primarily attributable to higher finished product prices.

For the six months ended June 28, 2008, the Company reported net income of $45.5 million, or $0.55 per share, as compared to $19.0 million, or $0.23 per share, for the 2007 comparable period.  The $26.5 million increase in net income for the six months ended June 28, 2008 resulted primarily from higher finished product prices, which was partially impacted by:  (i) an $8.4 million increase in energy costs related to natural gas and diesel fuel;  (ii) a $1.2 million charge in the 2007 period related to a mass termination withdrawal liability arising from a multi-employer pension plan termination; and (iii) a $2.2 million gain included in the 2007 period on the closing of a transaction for the sale of a judgment against a service provider.

Darling International will host a conference call to discuss the Company's second quarter 2008 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, August 8, 2008.  To listen to the conference call, participants calling from within North America should dial 888-211-4495; international participants should dial 913-312-0374.  Please refer to access code 4464504.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.   Following its completion, a replay of the call can be accessed until August 14, 2008 by dialing 888-203-1112, or 719-457-0820 outside of North America. The access code for the replay is 4464504. The conference call will also be archived on the company's website.

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Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For more information, please visit http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets, a decline in consumer confidence, the general performance of the U.S. economy and global demands for grain and oilseed commodities and biofuels that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended June 28, 2008 and June 30, 2007
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 28, 2008	June 30, 2007	$ Change Favorable/ (Unfavorable)	June 28, 2008	June 30, 2007	$ Change Favorable/(Unfavorable)
Net sales	$ 220,858	$ 159,425	$ 61,433	$422,814	$298,037	$124,777
Costs and expenses:
Cost of sales and operating expenses	161,298	121,925	(39,373)	307,594	225,169	(82,425)
Selling, general and administrative expenses	13,980	14,295	315	28,681	26,876	(1,805)
Depreciation and amortization	5,845	5,795	(50)	11,637	11,539	(98)
Total costs and expenses	181,123	142,015	(39,108)	347,912	263,584	(84,328)
Operating income	39,735	17,410	22,325	74,902	34,453	40,449
Other income/(expense):
Interest expense	(775)	(1,326)	551	(1,620)	(2,959)	1,339
Other, net	133	(102)	235	300	(531)	831
Total other income/(expense)	(642)	(1,428)	786	(1,320)	(3,490)	2,170
Income from operations before income taxes	39,093	15,982	23,111	73,582	30,963	42,619
Income taxes	(15,014)	(6,500)	(8,514)	(28,042)	(11,901)	(16,141)
Net income	$24,079	$ 9,482	$ 14,597	$45,540	$ 19,062	$26,478
Basic income per share	$ 0.30	$ 0.12	$ 0.18	$ 0.56	$ 0.24	$ 0.32
Diluted income per share	$ 0.29	$ 0.12	$ 0.17	$ 0.55	$ 0.23	$ 0.32

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    FOR MORE INFORMATION CONTACT:
         John O. Muse, Executive Vice President of                                                                    251 O’Connor Ridge Blvd., Suite 300
              Finance and Administration, or                                                                                   Irving, Texas 75038
         Brad Phillips, Treasurer                                                                                                      Phone: 972-717-0300